Exhibit 99.1

Small Cap Consumer Research AND Noble Capital Markets Initiate Equity Research Coverage on Vince HOLDING CORP.

NEW YORK, June 26, 2024 - Vince Holding Corp. (NYSE: VNCE) (“VNCE” or the “Company”), a global contemporary retailer, is pleased to announce that Small Cap Consumer Research and Noble Capital Markets have initiated equity research coverage on the Company.

Small Cap Consumer Research led by CEO and Managing Director of Consumer Equity Research, Eric Beder, initiated coverage on VNCE with a Buy rating and $3.00 price target.

Noble Capital Markets led by Senior Research Analyst, Michael Kupinski, initiated coverage on VNCE with an Outperform rating and $3.00 price target. This report as well as news and advanced market data on Vince Holding Corp., is available on https://www.channelchek.com/news-channel/vince-holding-corp-vnce-fashioning-a-growth-company.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail company that operates the Vince brand women’s and men’s ready to wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince Holding Corp. operates 47 full-price retail stores, 15 outlet stores, and its e-commerce site, vince.com, and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

ABOUT Small Cap Consumer Research

Small Cap Consumer Research, LLC is a leading company-sponsored equity research and consulting firm in the consumer space dedicated to helping publicly-traded small to mid-cap companies with equity market capitalization under $4 billion shift equity research into a strategic asset. Small Cap Consumer Research, LLC delivers independent, differentiated Wall Street-grade research. For more information about research services: ericbeder@SmallCapConsumerResearch.com.

ABOUT Noble Capital Markets

Noble Capital Markets, Inc. was incorporated in 1984 as a full-service SEC / FINRA registered broker-dealer, dedicated exclusively to serving underfollowed small / microcap companies through investment banking, wealth management, trading & execution, and equity research activities. Over the past 37 years, Noble has raised billions of dollars for these companies and published more than 45,000 equity research reports. www.noblecapitalmarkets.com email: contact@noblecapitalmarkets.com

ABOUT CHANNELCHEK

Channelchek (.com) is a comprehensive investor-centric portal - featuring more than 6,000 emerging growth companies - that provides advanced market data, independent research, balanced news, video webcasts, exclusive c-suite interviews, and access to virtual road shows. The site is available to the public at every level without cost or obligation. Research on Channelchek is provided by Noble Capital Markets, Inc., an SEC / FINRA registered broker-dealer since 1984. www.channelchek.com email: contact@channelchek.com

Investor Relations:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com